Exhibit 10.11
Form of Tesoro Corporation 2006 Long-Term Incentive Plan
Stock Options and Restricted Shares Agreement

Date

Private and Confidential

First Name Last Name
FBA
Work Street
Work City, Work State Work Zip

Dear First Name:

I am very pleased to inform you that, effective Grant Date (the "Award Date"), the Compensation Committee of the Board of Directors of Tesoro Corporation (the "Company"), pursuant to its authority under the Tesoro Corporation 2006 Long-Term Incentive Plan (the "Plan"), has approved the grant of the following long-term incentive awards (the "Awards") to you:

Award No. 1: Nonqualified stock options (the "Options") to purchase # shares of the Company's common stock at an exercise price of $XX.XX, which is the fair market value of the Company's common stock on the Award Date. You may exercise your Options at any time prior to the expiration date, to the extent you are vested in the Award, by paying the exercise price, and the applicable income and employment tax withholding(s), to the Company. This Award will vest 33 1/3% on each anniversary of the Award Date. This Award will expire and no longer be exercisable on the tenth anniversary of the Award Date (i.e. Date) or, earlier, if your employment terminates prior to such date.

Award No. 2:    ## of Restricted Shares of the Company's common stock. Under this Award, you are the record owner of the shares as of the Award Date. Consequently, you will have the rights of a shareholder, including voting and dividend rights, as of the Award Date. However, if your employment with the Company terminates prior to you becoming 100% vested in this Award, you will forfeit your unvested shares. The value of the Restricted Shares at the time of vesting will be taxable to you as additional compensation. This Award will vest 33 1/3% on each anniversary of the Award Date. The shares granted under this Award will remain in the custody of the Company, or its authorized delegate, until you vest in the shares. Upon vesting, the vested shares [less the number of shares withheld to cover your applicable income and employment tax withholding(s) to the Company (for 2007 grants)] will be credited to your account with Fidelity Stock Plan Services and [you will be required to remit payment of the applicable income and employment tax withholding(s) to the Company (for 2008 and 2009 grants)].

2006 Long-Term Incentive Plan                                        1

The above Awards have been granted under and are subject to the terms of the Plan. A copy of the Plan and the 2006 Long-Term Incentive Plan Summary may be viewed and printed at the Fidelity Stock Plan Services website (http://netbenefits.fidelity.com). In addition, further information concerning the terms and conditions of the Awards are included with this letter.

Approximately two to three weeks from receipt of this letter, you will be able to view your Awards on the Fidelity Stock Plan Services website. In order to exercise your Options or to receive a credit of your vested restricted shares to your account, you must log on to the Fidelity Stock Plan Services website (http://netbenefits.fidelity.com) to accept your Awards. Once you accept your Awards, you will be able to view and print the Grant Agreements, which explain the terms and conditions of your Awards. [Please be advised that your Restricted Stock Award must be accepted before the first vesting date; otherwise, your Restricted Stock Award will be forfeited (2010 Grants only)].

If this is the first Award you have been granted under the Plan, you will receive a "Welcome Kit" from Fidelity Stock Plan Services with information on how to certify and view your participant information. You must certify your participant information before you will be entitled to exercise your Options and before your vested shares will be credited to your account.

We highly value your contribution and commitment to the Company's success and believe that these Awards provide you a financial incentive that aligns with the interests of the Company's shareholders.

Sincerely,

President and Chief Executive Officer

Tesoro Corporation and Fidelity Investments are not affiliated.
Stock Plan recordkeeping and administrative services are offered through Fidelity Investments.
Fidelity Brokerage Services, Member NYSE, SIPC.

2006 Long-Term Incentive Plan                                        2

Compensation and Benefits

Tesoro Corporation 2006 Long-Term Incentive Plan

Summary of Key Provisions

Purpose
To reward corporate officers and other employees by enabling them to acquire shares of common stock of the Company and to receive other compensation based on the increase in value of the common stock of the Company or certain other performance measures.

Eligibility	The Committee will determine the employees they will grant awards to under the terms and conditions of the Plan.

Plan Duration
No awards may be granted under the Plan on or after the tenth anniversary of the effective date. The applicable provisions of the Plan will continue in effect with respect to an award granted under the Plan for as long as such award remains outstanding.

Awards Available Under the Plan	The Plan permits the grant of Options, Restricted Stock, Deferred Stock Units, Performance Stock Awards and Performance Units, Cash-Based Awards and Other Stock-Based Awards.

Number of Shares
The aggregate number of shares of stock with respect to which Full Value Awards and Options may be granted under the Plan is 2,750,000 and 5,250,000 respectively. The maximum number of shares of Stock with respect to which Options may be granted to an employee during a fiscal year is 562,500. The maximum number of shares of Stock with respect to which any full value award may be granted to an employee during a fiscal year may not exceed 187,500.

Grant Price	Fair Market Value (FMV) = Closing NYSE stock price on date of grant.

The price for each grant of an Option shall be determined by the Committee; provided that it is not be less than the FMV of a share on the date the option is granted.
Each Deferred Stock Unit shall have a value equal to the FMV of a share of Stock.
Each cash-based award shall specify a payment amount or payment range as determined by the Committee.

2006 Long-Term Incentive Plan                                        1

Vesting
Unless the Committee specifies otherwise, the vesting schedule for all grants of options, restricted stock, deferred stock units, performance stock awards and performance units shall vest ratably over a minimum of three years.

In no event may any option be exercised until an optionee has completed one year of continuous employment with the Company.

In its' sole discretion, the Committee may approve the acceleration of the vesting of options, restricted stock, deferred stock units, performance stock awards and performance units in response to specified events or may change the terms of the exercise of options.

Change in Control	In the event of a Change in Control of the Company, all awards previously granted to employees that are not already fully vested and exercisable, shall become immediately vested and fully exercisable.

Nothing herein is intended to modify any referenced Plan. The applicable Plan is the legally governing document and is the final authority on the terms of such Plan.

2006 Long-Term Incentive Plan                                        2